PRESS RELEASE


May 29, 1998

Mary Beyer Halsey                  Donald F. Angert
President and CEO                  President and CEO
Cecil Bancorp, Inc.                Columbian Bank, A Federal
410-398-1650                          Savings Bank
                                   410-939-2313


       COLUMBIAN BANK, A FEDERAL SAVINGS BANK,
           TO MERGE WITH CECIL BANCORP, INC.


     Elkton, Maryland and Havre de Grace, Maryland; Cecil Bancorp, Inc. (NASDAQ BB:CECB) and Columbian Bank, A Federal Savings Bank, today jointly announced that they have signed an Agreement pursuant to which Cecil Bancorp, Inc. will merge Columbian Bank, a Federal Savings Bank, into Cecil Bancorp, Inc., in a tax-free exchange of common stock, to be accounted for on a "pooling of interests" basis. Columbian Bank has one office, located in Havre de Grace, Maryland with total assets of $30.2 million. Columbian Bank will remain a separate bank subsidiary of Cecil Bancorp, Inc. and will continue to operate under its current name.

     Columbian Bank stockholders will receive Cecil common stock valued at approximately $40 per share, or approximately
1.7 shares of Cecil Bancorp common stock in exchange for each outstanding share of Columbian Bank stock, subject to a formula which may adjust this exchange ratio based on the trading price of Cecil common stock. The Columbian Bank Directors and all Columbian employees will continue in their current capacities following the acquisition, and two Columbian Directors will be added to the Cecil Bancorp Board of Directors. Columbian Bank also granted to Cecil Bancorp an option to purchase up to 19.9% of Columbian's outstanding shares of common stock upon the occurrence of certain events.

     "Cecil Bancorp is very enthusiastic about welcoming Columbian and its employees to the Cecil Bancorp family", stated Mary B. Halsey, President of Cecil Bancorp, Inc. "By combing our efforts under one company we will be able to introduce new products and services by sharing management expertise, delivery costs, and administrative infrastructure. We knew that a strategic alliance made good business sense, but neither of us was willing to sacrifice the ties to our communities that we have built. We are excited about the growth potential that Harford County holds and the opportunity to offer our existing products to new customers."
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     Donald F. Angert, President of Columbian said "We believe
that affiliation with Cecil Bancorp will enable us to enhance our product offerings and better serve our communities. Cecil provides the same kind of personal service that has been our foundation for over 105 years. We are confident that our customers will benefit from this affiliation. In joining Cecil Bancorp, Inc., we will be partnering with a community bank. We have found a way to remain a strong financial service provider for our customers while maintaining local decision making. We are deeply tied to our communities and focus on personal service which produces customer loyalty."


     The acquisition would result in consolidated assets for Cecil Bancorp, Inc. of approximately $97.2 million, consolidated loans of approximately $72.6 million and consolidated deposits of approximately $83.7 million based on March 31, 1998 financial information. The acquisition is expected to be completed in the fourth quarter of 1998 and is subject to various conditions, including regulatory approvals and the approval of the stockholders of Columbian Bank.

     Cecil Bancorp, Inc. is the bank holding company for Cecil Federal Savings Bank, and operates two offices in Cecil County, Maryland, and at March 31, 1998 had total assets of $67.0 million, total loans of 54.0 million, total deposits of $56.1 million and stockholders' equity of $7.6 million.